Exhibit 99.1

Coach Reports Third Quarter Earnings of $0.68

Board Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--April 29, 2014--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories, today announced sales of $1.10 billion for its third fiscal quarter ended March 29, 2014, compared with $1.19 billion reported in the same period of the prior year, a decrease of 7%. On a constant currency basis sales declined 5% for the quarter. Net income for the quarter totaled $191 million, with earnings per diluted share of $0.68. This compared to net income of $239 million and earnings per diluted share of $0.84, in the prior year’s third quarter.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “During the third quarter, total sales declined as weakness in our North American women’s bag and accessories business continued to offset strong growth in men’s, footwear, and robust sales gains in Asian markets and Europe. Our business in North America remained challenging in the period, exacerbated by the weather and shift of the Easter holiday. We experienced sharply lower traffic levels in our stores while our internet results were impacted by our strategic decisions to eliminate third party events, as well as limit the access and invitations to our factory flash site. At the same time, China results remained resilient with total sales growing over 25% and comparable store sales rising at a double-digit rate. Importantly, we continued to advance our transformation initiatives across all consumer touchpoints, including our first ever New York Fashion Week presentation in February. The strong editorial response to Executive Creative Director Stuart Vevers’s inaugural collection brought Coach into the fashion conversation.”

For the third fiscal quarter, operating income totaled $263 million, compared to $348 million reported in the comparable year ago period, while the operating margin was 23.9% versus 29.3% reported in the prior year. During the quarter, gross profit totaled $781 million compared to $880 million a year ago. Gross margin was 71.1% versus 74.1% reported in the prior year. SG&A expenses of $519 million declined from the $532 reported last year and, as a percentage of net sales was 47.2%, compared to the 44.8% reported in the year-ago quarter.

The company also announced that during the third fiscal quarter, it repurchased and retired about 3.6 million shares of its common stock at an average cost of $47.99, spending a total of $175 million and taking the year-to-date total to $525 million. At the end of the period, approximately $835 million remained under the company’s current repurchase authorization.

The company also announced that its Board of Directors declared a quarterly cash dividend of $0.3375 per common share, maintaining an annual rate of $1.35. The dividend is payable on June 30, 2014 to shareholders of record as of the close of business on June 6, 2014. In addition, the company noted it has modified the timing of its annual dividend rate assessment to align with the company’s fiscal year end and the review of its annual operating plan.

For the nine months ended March 29, 2014, net sales were $3.67 billion as compared to $3.85 billion reported in the first nine months of fiscal 2013. On a constant currency basis sales decreased 2% for the period. Net income totaled $706 million as compared to $813 million reported a year ago, while earnings per diluted share were $2.51 versus $2.84.

Third fiscal quarter sales results in each of Coach’s segments were as follows:

  North American sales decreased 18% to $648 million from $792 million last year. North American direct sales declined 18% for the quarter with a comparable store sales decrease of 21%. At POS, sales in North American department stores were slightly below prior year while shipments into this channel declined as planned.
  International sales increased 14% to $441 million from $385 million last year. On a constant currency basis sales grew 20% for the quarter. As noted, sales in China rose over 25% and the business is now on course to deliver sales of over $540 million. In Japan, sales increased 10% from prior year on a constant-currency basis, while dollar sales declined 2%, reflecting the weaker yen. Shipments into international wholesale accounts rose significantly, while underlying POS sales trends remained robust.

Mr. Luis added, “We have made continued progress this quarter in our work to transform the Coach brand across all aspects of the consumer experience - product, stores and marketing. We view our critical success at New York Fashion Week as an important milestone, driving fashion credibility and relevance. We’ve also announced a partnership with Studio Sofield to further evolve our lifestyle store concept. Finally, the editorial coming out of Fashion Week provides a springboard for our marketing campaign for fall, in support of the new collection.”

“While our North American women’s bag and accessory business was disappointing, we remain confident in our brand vision, our leadership team and our ability to execute the strategy underway. We look forward to sharing our plans to drive brand vibrancy and long-term value creation during our analyst day on June fourth,” Mr. Luis concluded.

Coach will host a conference call to review third fiscal quarter results at 8:30 a.m. (EDT) today, April 29, 2014. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of this call will be available for five business days on the Coach website.

The Company expects to report fourth quarter financial results on Tuesday, August 5, 2014. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, footwear, outerwear, watches, weekend and travel accessories, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," “plan,” "should," “believe,” “next,” “develop,” "expect," “confident,” “trends,” “further evolve,” “forward,” "intend," "estimate," "on track," "are positioned to," “on course,” “opportunity,” "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended March 29, 2014 and March 30, 2013
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013

Net sales	$1,099,626	$1,187,578	$3,670,010	$3,852,702

Cost of sales	318,287	307,390	1,079,419	1,041,964

Gross profit	781,339	880,188	2,590,591	2,810,738

Selling, general and
administrative expenses	518,630	531,695	1,570,305	1,603,951

Operating income	262,709	348,493	1,020,286	1,206,787

Interest (expense) income, net	(1,929)	1,021	1,652	1,323

Other expense	-	1,764	-	5,341

Income before provision for income taxes	260,780	347,750	1,021,938	1,202,769

Provision for income taxes	70,040	108,818	315,877	389,692

Net income	$190,740	$238,932	$706,061	$813,077

Net income per share

Basic	$0.69	$0.85	$2.53	$2.88

Diluted	$0.68	$0.84	$2.51	$2.84

Shares used in computing
net income per share

Basic	276,107	280,818	278,853	282,805

Diluted	278,750	284,624	281,576	286,559

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 29, 2014, June 29, 2013 and March 30, 2013
(in thousands)
(unaudited)

	March 29,	June 29,	March 30,
	2014	2013	2013
ASSETS

Cash, cash equivalents and short term investments	$774,904	$1,134,891	$928,495
Receivables	197,744	175,477	177,139
Inventories	583,743	524,706	515,915
Other current assets	233,698	235,873	272,642

Total current assets	1,790,089	2,070,947	1,894,191

Property and equipment, net	742,021	694,771	686,597
Other noncurrent assets	1,048,512	766,179	691,332

Total assets	$3,580,622	$3,531,897	$3,272,120

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$109,798	$178,857	$137,143
Accrued liabilities	467,663	543,153	455,248
Current debt	210,485	500	22,122

Total current liabilities	787,946	722,510	614,513

Long-term debt	-	485	485
Other liabilities	403,397	399,744	413,157

Stockholders' equity	2,389,279	2,409,158	2,243,965

Total liabilities and stockholders' equity	$3,580,622	$3,531,897	$3,272,120

COACH, INC.
Store Count
At December 28, 2013 and March 29, 2014
(unaudited)

	As of	Net Openings/	As of
Directly-Operated Store Count:	December 28, 2013	(Closures)	March 29, 2014
North America	556	(13)	543

Japan	196	3	199

China (PRC, Hong Kong & Macau)	142	5	147

Asia - Other	98	(2)	96

Europe	24	2	26

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations & Corporate Communications